Exhibit 99.1
PHH Corporation Announces Preliminary Results for Fourth Quarter and Year Ended December 31,
2010
•	Expects fourth quarter 2010 consolidated GAAP net income attributable to PHH Corporation of approximately $181 million and basic earnings per share attributable to PHH Corporation of $3.26, up from $97 million and $1.76 per share, respectively, in the fourth quarter of 2009

•	Fourth quarter 2010 GAAP results driven by an estimated $287 million pre-tax, market-related fair value adjustment on mortgage servicing rights (MSRs)

•	Expects full year 2010 consolidated GAAP net income attributable to PHH Corporation of approximately $48 million and basic earnings per share attributable to PHH Corporation of $0.87, down from $153 million and $2.80 per share, respectively, in 2009

•	Expects fourth quarter 2010 core earnings (after-tax)* of approximately $17 million and core earnings per share* of $0.31, down from $55 million and $0.99, respectively, in the fourth quarter of 2009

•	Expects full year 2010 core earnings (after-tax) of approximately $167 million and core earnings per share of $3.01, up from $142 million and $2.60, respectively, in 2009
Mt. Laurel, NJ, January 26, 2011 (Business Wire) — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced that it expects consolidated GAAP net income attributable to PHH Corporation of approximately $181 million and basic earnings per share attributable to PHH Corporation of $3.26 for the three month period ended December 31, 2010, and approximately $48 million and $0.87, respectively, for the full year ended December 31, 2010. The Company also announced that it expects core earnings (after-tax) of approximately $17 million and core earnings per share of $0.31 for the three month period ended December 31, 2010, and approximately $167 million and $3.01, respectively, for the full year ended December 31, 2010.
Jerry Selitto, president and chief executive officer, commented, “Our solid 2010 full year core earnings reflect our success in increasing mortgage market penetration, improving operating efficiencies, and growing fee-based services in our Fleet Management Services segment. Our overall mortgage origination volume was up 30% in 2010 at $49 billion, versus $38 billion in 2009, and the aggregate unpaid principal balance of loans included in our mortgage servicing portfolio increased almost $15 billion during the year, while the weighted average interest rate of such loans dropped nearly 40 basis points during the year and stood at 4.9% as of year-end. Fleet segment profit showed significant improvement versus 2009, up 67% for the quarter and 17% for the full year.
“Market events in December negatively impacted our core earnings, falling short of our expectations for the quarter. In December, mortgage interest rates rose by approximately 40 basis points and market volatility increased, leading to a sharp decline in interest rate lock commitments and negatively impacting gain on sale margins in our Mortgage Production segment during the month. While mortgage closing volume increased 45% in the fourth quarter over the third quarter, the majority of net income associated with these loans was booked in prior quarters when borrowers locked their interest rates. Foreclosure related charges were $21 million during the fourth quarter 2010, up from $11 million in the comparable 2009 quarter, but were comparable on a full year basis at $72 million in 2010 versus $70 million in 2009. Total mortgage servicing portfolio delinquencies also showed improvement, standing at 4.24% at the end of 2010, compared to 4.92% at the end of 2009.
“Notwithstanding the challenges we faced at the end of 2010, we remain committed to delivering sustainable, profitable growth within our risk guidelines by continuing to focus on improving productivity through our transformation initiative, increasing our market share for mortgage loan originations and servicing, and increasing profitability in our Fleet Management Services segment.”

Fourth Quarter 2010 Final Earnings Results/Conference Call
The Company noted that these 2010 fourth quarter results are preliminary and unaudited and therefore subject to the Company’s completion of its customary quarterly closing and review procedures, as well as audit by the Company’s independent registered public accounting firm. The Company will provide an update on its results on a conference call to be held after it announces final 2010 fourth quarter results, on or about February 25, 2011; adequate notice of the specific date will be provided. Management will be available to answer investor questions during the conference call, and will not comment further on the Company’s results until such time.
* Note Regarding Non-GAAP Financial Measures
Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, and core revenues, are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations at the back of this release for a reconciliation of these measures to the most directly comparable GAAP financial measures.
Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, and core revenues measure the Company’s financial performance excluding certain unrealized changes in value of mortgage servicing rights that are based upon projections of future voluntary and involuntary prepayments.
The unrealized changes in value of our mortgage servicing rights for voluntary and involuntary prepayments are reflected as market-related and credit related fair value adjustments, respectively. Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, and Core Revenues may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.
The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.
The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the underlying operating performance which can be obscured by significant unrealized changes in value of our mortgage servicing rights in a given period that is included in Segment (loss) profit, (Loss) income before income taxes, Net (loss) income attributable to PHH Corporation and Basic (loss) earnings per share attributable to PHH Corporation in accordance with GAAP.
Use of Core Earnings by Management
The unrealized changes in the value of mortgage servicing rights are based upon numerous assumptions, which include estimated changes in future prepayments that may or may not be actually realized in the future. The market-related fair value adjustments are based upon assumptions of future interest rates, the shape of the yield curve, volatility and other factors. The credit-related fair value adjustments are based upon projected levels of delinquencies and foreclosures that are assumed to remain at current period-end levels throughout the life of the asset for purposes of modeling the expected future cash flows of the mortgage servicing rights. Value lost from actual voluntary and involuntary prepayments are recorded when the underlying loans actually prepay or when foreclosure proceedings are complete, and are included in core earnings based on the current value of the mortgage servicing rights.
The Company manages the business and has designed certain management incentives based upon the achievement of core earnings targets. In addition, the Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure our ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole. The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Limitations on the Use of Core Earnings and Core Revenues
Since core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share and core revenues measure the Company’s financial performance excluding certain unrealized changes in value of mortgage servicing rights, they may not reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share and core revenues may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment.
Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share and core revenues involves differences from Segment (loss) profit, (Loss) income before income taxes, Net (loss) income attributable to PHH Corporation, Basic (loss) earnings per share attributable to PHH Corporation and Net revenues computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share and core revenues should be considered as supplementary to, and not as a substitute for, Segment (loss) profit, (Loss) income before income taxes, Net (loss) income attributable to PHH Corporation, Basic (loss) earnings per share attributable to PHH Corporation or Net revenues computed in accordance with GAAP as a measure of the Company’s financial performance.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries, please visit the Company’s website at www.phh.com.
1 Inside Mortgage Finance, Copyright 2010
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Contact Information:
Jonathan T. McGrain
856-917-0066

PHH CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)
See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of these Non-GAAP Financial Measures.

Regulation G Reconciliation
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010(1)	2009	2010(1)	2009
Net income attributable to PHH Corporation	$181	$97	$48	$153
Certain MSRs fair value adjustments:
Market-related, net of taxes(2)(4)	(170)	(57)	98	(65)
Credit-related, net of taxes(3)(4)	6	15	21	54

Core earnings (after-tax)	$17	$55	$167	$142

Basic earnings per share attributable to PHH Corporation	$3.26	$1.76	$0.87	$2.80
Certain MSRs fair value adjustments:
Market-related, net of taxes(2)(5)	(3.06)	(1.04)	1.76	(1.19)
Credit-related, net of taxes(3)(5)	0.11	0.27	0.38	0.99

Core earnings per share(5)	$0.31	$0.99	$3.01	$2.60

(1)	Amounts reported for 2010 are preliminary and unaudited and therefore subject to the Company’s completion of its customary quarterly closing and review procedures, as well as audit by the Company’s independent registered public accounting firm.

(2)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(3)	Represents the Change in fair value of MSRs primarily due to the impact of changes in estimated portfolio delinquencies and foreclosures.

(4)	An incremental effective tax rate of 41% was applied to the MSRs fair value adjustments to arrive at the net of taxes amounts.

(5)	Basic weighted-average shares outstanding of 55.682 million and 54.871 million for the three months ended December 31, 2010 and 2009, respectively, and 55.474 million and 54.625 million for the years ended December 31, 2010 and 2009, respectively were used to calculate per share amounts.

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